Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2005 relating to the financial statements of LKQ Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) and of our report dated March 8, 2005 related to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of LKQ Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
September 2, 2005